Exhibit 23.01

LAROCHE PETROLEUM CONSULTANTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM
ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the use of and reference to its name and its report, relating to the proved oil and gas reserves of Westside Energy Corporation (the “Company”) as of December 31, 2005, in the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, and the incorporation by reference thereof into the previously filed Registration Statement on Form S-8 (SEC file no. 333-114686) filed on April 21, 2004, the previously filed Registration Statement on Form S-8 (SEC file no. 333-124890) filed on May 13, 2005, and the previously filed Registration Statement on Form S-8 (SEC file no. 333-146992) filed on October 29, 2007.

LaRoche Petroleum Consultants, Ltd.

By: /s/ William M. Kazmann

Name: William M. Kazmann

Title: Senior Partner

Dallas, Texas
November 13, 2007